UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 29, 2025

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)
(319) 356-5800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	MOFG	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.    Other Events.
On July 30, 2025 (the "Redemption Date") MidWestOne Financial Group, Inc. (the "Company") redeemed the entire $65.0 million outstanding principal amount of the Company's 5.75% Fixed-to-Floating Rate Subordinated Notes due 2030 (the "2030 Notes"). The 2030 Notes were redeemed pursuant to the terms of that certain Indenture, dated as of July 28, 2020, between the Company and U.S. Bank National Association, as trustee (the "Trustee"), at a redemption price equal to 100% of the aggregate principal amount of the 2030 Notes, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date (the "Redemption Price"). As provided in the notice of redemption, dated June 24, 2025, previously provided to the holders of the 2030 Notes, each such holder is entitled to receive the Redemption Price upon surrender of the 2030 Notes to the Trustee.
To complete the redemption, the Company utilized a combination of cash on hand and proceeds from a $50.0 million senior term note that closed on July 29, 2025. The senior term note is structured as a 5-year maturity, 7-year amortization facility, and bears interest at a floating rate of 1-month term SOFR plus 1.75%.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

10.1	Amended and Restated Credit Agreement by and between MidWestOne Financial Group, Inc. and U.S. Bank National Association dated July 29, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWESTONE FINANCIAL GROUP, INC.

Dated:	July 30, 2025	By:	/s/ BARRY S. RAY
Barry S. Ray
Chief Financial Officer